EXHIBIT 21


                           Subsidiaries of the Company



                                                  Jurisdiction of
     Name                                          Incorporation

     Lawson Products, Inc.                   New Jersey
     Lawson Products, Inc.                   Texas
     Lawson Products, Inc.                   Georgia
     Lawson Products, Inc.                   Nevada
     Lawson Products, Inc. (Ontario)         Ontario, Canada
     Lawson Products Ltd.                    England
     LPI Holdings, Inc.                      Illinois
     Lawson Products de                      Mexico
       Mexico S.A. de C.V.
     Drummond American Corporation           Illinois
     Cronatron Welding Systems, Inc.         North Carolina